UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2019

Cocrystal Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38418	35-2528215
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19805 N. Creek Parkway Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 459-1831

(Former name or former address, if changed since last report.): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2019, Cocrystal Pharma, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with three investors (the “Investors”), which are current stockholders of the Company. Pursuant to the Purchase Agreement the Company agreed to sell to the Investors, in a private placement (the “Private Placement”) an aggregate of approximately 1.6 million shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a purchase price of $2.61 per share. The closing (the “Closing”) of the sales of the securities under the Purchase Agreement is expected to occur on or before March 13, 2019, subject to the satisfaction of customary closing conditions.

The aggregate gross proceeds for the sale of the Shares are approximately $4.2 million. The Company intends to use the net proceeds from the Private Placement for general corporate purposes and the continued development of novel medicines for use in the treatment of human viral diseases.

Pursuant to the terms of the Purchase Agreement, the Company agreed to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Resale Registration Statement”) on or before April 25, 2019 for purposes of registering the resale of the Shares. The Company also agreed to use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the Commission within 30 days after the filing deadline (60 days in the event the registration statement is reviewed by the Commission). If the Company fails to meet the specified filing deadlines or keep the Resale Registration Statement effective, subject to certain permitted exceptions, the Company will be required to pay liquidated damages to the Investors. The Purchase Agreement also contains customary indemnification provisions.

Pursuant to the terms of the Purchase Agreement, the Company’s directors, executive officers and certain stockholders, have agreed not to offer, sell, contract to sell, pledge or otherwise hypothecate shares of Common Stock or Common Stock equivalents from the date of the Purchase Agreement until 90 days after the Closing, subject to certain permitted exceptions.

The Private Placement was exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder.

The Company agreed to pay the placement agent in connection with the Private Placement a fee equal to 7% of the gross proceeds from the sale of the Shares in the Private Placement received by the Company. The Company also agreed to reimburse the placement agent for its actual, out-of-pocket accountable expenses (including legal fees and expenses) incurred in connection with the Private Placement.

The description of the terms of the Purchase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, the form of which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

To the extent required by Item 3.02, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD.

On March 11, 2019, the Company issued a press release announcing the Company’s entry into the Purchase Agreement and the terms of the Private Placement, a copy of which is furnished as Exhibit 99.1.

Item 8.01. Other Information.

As previously disclosed in the Current Report on Form 8-K filed on February 4, 2019, in December 2018 the Company voluntary terminated the license agreement with Emory University covering the compounds that the Company no longer considers material in pursuing its Hepatitis C Phase 2a trials. As a result, the Company may incur $53,905,000 in non-cash impairment charges which essentially would be a full write-off of remaining in-process research and development. As of the date of this Current Report, the Company is continuing discussions with its auditors on this matter.

Certain additional disclosures provided to the offerees in connection with the Private Placement as part of the investor presentation are filed as Exhibit 99.2 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated March 11, 2019
99.1	Press Release, dated March 11, 2019
99.2	Excerpt from the Investor Presentation, dated February 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cocrystal Pharma, Inc.

Dated: March 11, 2019	By:	/s/ James Martin
James Martin
Chief Financial Officer